Exhibit 99.2

A.                                                            PRO FORMA CAPITALIZATION FOR AMC ENTERTAINMENT HOLDINGS, INC.

The following table summarizes the pro forma capitalization after giving effect to the Term Loan B-3 and the Tender Offer as shown in the sources and uses table:

($ in millions)	12/29/2011 Actual	Adj.	12/29/2011 Pro Forma (1)	Adj.	12/29/2011 Pro Forma (2)	Adj. EBITDA Net Multiple
Cash and Cash Equivalents	$438	$(218)	$220	$(12)	$206
$192.5 mm Revolving Credit Facility due Dec 2015	$0		$0		$0
Senior Secured Term Loan (TLB-1) due Jan 2013	141		141	$(141)	0
Extended Senior Secured Term Loan (TLB-2) due Dec 2016	472		472		472
New Senior Secured Term Loan (TLB-3)	0		0	300	300
Capital & Financing Lease Obligations	63		63		63
Total Senior Secured Debt	$676		$676		$835	2.1x
8.75% Senior Notes due June 2019	588		588		588
Total Senior Debt	$1,264		$1,264		$1,423	4.1x
8.0% Senior Sub. Notes due Mar 2014	300		300	(160)	140
9.75% Senior Sub. Notes due Dec 2020	600		600		600
Total OpCo Debt	$2,163		$2,163		$2,162	6.5x
AMC Ent. Holdings PIK Term Loan due June 2012 (L+500)	218	(218)	0		0
Total AMC Entertainment Holdings Debt	$2,382		$2,163		$2,162	6.5x
LTM 12/29/2011 Adjusted EBITDA (3)	$301

(1) Pro forma for paydown of PIK Term Loan in January 2012.

(2) Pro forma for new $300mm Term Loan B and retirement of $160mm of 8.0% Senior Sub. Notes.

(3) See Adjusted EBITDA definition.

B.                                                            ADJUSTED EBITDA RECONCILIATION

Adjusted EBITDA Reconciliation

						52 Weeks
	Fiscal Year Ended,			39 Weeks Ended		Ended
($ in millions)	April 2, 2009	April 1, 2010	March 31, 2011	Dec 31, 2010	Dec 29, 2011	Dec 29, 2011
Earnings (loss) from continuing operations	$(91)	$77	$(123)	$36	$(83)	$(242)
Plus:
Income tax provision (benefit)	6	(69)	2	3	2	1
Interest expense	122	132	150	105	125	169
Depreciation and amortization	201	188	212	157	157	212
Impairment of long-lived assets	74	4	13	0	0	13
Certain operating expenses(1)	2	6	57	0	13	70
Equity in earnings of non-consolidated entities	(25)	(30)	(17)	(17)	(2)	(2)
Cash Distributions from non-consolidated entites(2)	31	36	36	21	21	35
Gain on NCM transactions	0	0	(64)	(65)	0	0
Investment income	(2)	(0)	(0)	(0)	18	18
Other expense(3)	0	11	28	11	0	18
General and administrative expense:
Merger, acquisition and transaction costs	1	2	14	13	1	2
Management fee	5	5	5	4	4	5
Stock-based compensation expense	3	1	2	1	1	2
Adjusted EBITDA(2)(4)	$326	$364	$313	$270	$257	$301

(1)     Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rented expense, and disposition of assets and other gains included in operating expenses.

(2)     Effective July 1, 2011, cash distributions from non-consolidated entities were included in AMC’s Adjusted EBITDA presentation with conforming reclassification made for the current and prior year presentation. The presentation reclassification reflects how AMC management evaluates their Adjusted EBITDA performance and is consistent with treatment in the Company’s various debt covenant calculations.

(3)     Other expense for fiscal 2012 is comprised of expenses on extinguishment of indebtedness related to the redemption of AMC’s 11% Senior Subordinated Notes due 2016 of $68,000 and expenses related to the modification of the Senior Secured Credit Facility of $321,000. Other expense for fiscal 2011 is comprised of the loss on extinguishment of indebtedness related to the redemption of AMC’s 11% Senior Subordinated Notes due 2016 of $7,631,000 and expense related to the modification of the Senior Secured Credit Facility of $3,413,000.

(4)     The acquisition of Kerasotes contributed approximately $25,700,000 during the thirty-nine weeks ended December 29, 2011 in Adjusted EBITDA compared to $26,600,000 during the thirty- one week period of May 24, 2010 to December 30, 2010.